BUSINESS CORPORATIONS ACT
 (Section 190)

Form 3-01

ARTICLES OF CONTINUATION

1.	Name of Corporation:

KODIAK OIL & GAS CORP.

2.	The classes and any maximum number of shares that the corporation is authorized to issue:

Unlimited number of Common Shares without par or nominal value.

3.	Restrictions if any on share transfers:

No Restriction.

4.	Number (or minimum or maximum number) of Directors:

Not less than three (3) and not more than ten (10)

5.	Restrictions if any on businesses the corporation may carry out:

No Restriction.

6.	If change of name effected, previous name:

COLUMBIA COPPER COMPANY LTD.

7.	Details of incorporation:

Incorporated in British Columbia on March 17, 1972 as Pacific Talc Ltd. Change of name from Pacific Talc Ltd. to Columbia Copper Company Ltd. on November 12, 1998.

8.	Other provisions, if any:

The attached Schedule “A” is incorporated into and forms part of this form.

9.	Date Signature Title

SCHEDULE “A”

ATTACHED TO AND FORMING PART OF ARTICLES OF CONTINUANCE

OF

KODIAK OIL &GAS CORP. (the “Corporation”)

1.	Meetings of Shareholders may be held in the Yukon Territory or the Province of British Columbia or State of Colorado in the United States of America or such other place or places as the directors in their absolute discretion may determine from time to time.

2.	The Directors of the Corporation may, between annual general meetings of the Corporation, appoint one or more additional directors to serve until the next annual general meeting but the number of additional directors shall not at any time exceed one third of the number of directors who held office at the expiration of the last annual general meeting, and in no event shall the total number of directors exceed the maximum number of director fixed pursuant to paragraph 4 of the Articles of Continuance.